Filed Pursuant to Rule 424(b)(3)
Registration File No. 333- 205893

MVP REIT II, INC.
SUPPLEMENT NO. 2, DATED JUNE 17, 2016,
TO THE PROSPECTUS DATED APRIL 6, 2016
This document supplements, and should be read in conjunction with, the prospectus of MVP REIT II, Inc., a Maryland corporation, dated April 6, 2016, and Supplement No. 1, dated May 19, 2016, to the prospectus. As used herein, the terms "we," "our" and "us" refer to MVP REIT II, Inc. and its subsidiaries.
The purpose of this supplement is to disclose our intention to close the current initial public offering of our common stock on or about October 1, 2016.
Anticipated Closing Date for Initial Public Offering
As previously announced in a press release issued on June 14, 2016, we anticipate that we will close our current initial public offering of our common stock on or about October 1, 2016. Our board of directors may extend the closing date in its sole discretion.  In the same press release, we and MVP REIT, Inc. also jointly announced the engagement of Ladenburg Thalmann & Co. Inc. to assist MVP REIT, Inc. and MVP REIT II, Inc. in evaluating various courses of action intended to enhance stockholder liquidity and value following the completion of our initial public offering.